Exhibit 10.1

Up to USD 50,000,000

SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT

dated 1 November 2016

for

Samco Eta Ltd.
and
Samco Delta Ltd.
 as joint and several Borrowers

with

DHT Holdings, Inc.
 as Guarantor

arranged by

ABN AMRO Bank N.V.

acting as Mandated Lead Arranger

with

ABN AMRO Bank N.V., Oslo Branch
 acting as Lender

and

ABN AMRO Bank N.V.
 acting as Hedging Bank

and

ABN AMRO Bank N.V., Oslo Branch
 acting as Security Trustee

www.svw.no

TABLE OF CONTENTS

Clause	Page

1.	DEFINITIONS AND INTERPRETATION	8

1.1	Definitions	8
1.2	Construction	21

2.	THE FACILITIY	22

2.1	The Facility	22
2.2	Borrowers' liabilities and obligations	22
2.3	Financial Contracts Act	22

3.	PURPOSE	24

3.1	Purpose	24
3.2	Monitoring	24

4.	CONDITIONS OF UTILISATION	24

4.1	Initial conditions precedent	24
4.2	Further conditions precedent	24
4.3	Maximum number of Loans	24
4.4	Form and content	24
4.5	Waiver of conditions precedent	24

5.	UTILISATION	25

5.1	Delivery of a Utilisation Request	25
5.2	Completion of a Utilisation Request	25
5.3	Currency and amount	25

6.	REPAYMENT	26

6.1	Repayment of Loans	26
6.2	Reduction	26
6.3	Re-borrowing	26

7.	PREPAYMENT AND CANCELLATION	26

7.1	Voluntary cancellation	26
7.2	Voluntary prepayment of Loans	26
7.3	Illegality	26
7.4	Total Loss, sale of a Vessel or sale of 100% of the Shares	27
7.5	Market Value	27
7.6	Change of Control	28
7.7	Sanctions	28
7.8	Restrictions	28

8.	INTEREST	29

8.1	Calculation of interest	29
8.2	Payment of interest	29
8.3	Default interest	29
8.4	Notification of rates of interest	30

9.	INTEREST PERIODS	30

9.1	Selection of Interest Periods	30
9.2	Non-Business Days	30

10.	CHANGES TO THE CALCULATION OF INTEREST	30

10.1	Unavailability of Screen Rate	30
10.2	Calculation of Reference Bank Rate	31
10.3	Market disruption	31
10.4	Cost of funds	31
10.5	Break Costs	32

11.	FEES	32

11.1	Arrangement fee	32
11.2	Commitment fee	32

12.	TAX GROSS UP AND INDEMNITIES	33

12.1	Definitions	33
12.2	Tax gross-up	33
12.3	Tax indemnity	33
12.4	Tax Credit	34
12.5	Stamp taxes	34
12.6	VAT	34
12.7	FATCA Information	35
12.8	FATCA Deduction	36

13.	INCREASED COSTS	36

13.1	Increased costs	36
13.2	Increased cost claims	37
13.3	Exceptions	37

14.	OTHER INDEMNITIES	37

14.1	Currency indemnity	37
14.2	Other indemnities	38
14.3	Indemnity to the Lender	38

15.	MITIGATION BY THE LENDER	39

15.1	Mitigation	39
15.2	Limitation of liability	39

16.	COSTS AND EXPENSES	39

16.1	Transaction expenses	39
16.2	Amendment and enforcement costs	39

17.	SECURITY	41

17.1	Security	41
17.2	Perfection etc.	41
17.3	Further assignment of Earnings and Charterparty and Intra Group Loans	42
17.4	Security - Hedging Agreement	42
17.5	Parallel Debt	42

18.	GUARANTEE AND INDEMNITY	43

18.1	Guarantee and indemnity	43
18.2	Continuing guarantee	44
18.3	Reinstatement	44
18.4	Waiver of defences	44
18.5	Immediate recourse	45
18.6	Appropriations	45
18.7	Deferral of the Guarantor's rights	45
18.8	Additional security	46
18.9	Norwegian Financial Agreements Act	46
18.10	Guarantee Limitations	47

19.	REPRESENTATIONS	48

19.1	Status	48
19.2	Binding obligations	48
19.3	Non-conflict with other obligations	48
19.4	Power and authority	48
19.5	Validity and admissibility in evidence	49
19.6	Governing law and enforcement	49
19.7	Insolvency	49
19.8	Deduction of Tax	49
19.9	No filing or stamp taxes	49
19.10	No default	50
19.11	No misleading information	50
19.12	Financial statements	50
19.13	Pari passu ranking	50
19.14	No proceedings pending or threatened	50

19.15	Title	50
19.16	No security	51
19.17	No immunity	51
19.18	Ranking of Security Documents	51
19.19	Taxation	51
19.20	Environmental compliance	51
19.21	Environmental Claims	51
19.22	ISM Code and ISPS Code compliance	51
19.23	The Vessels	53
19.24	Financial Indebtedness	53
19.25	Sanctions	53
19.26	Disclosure of material facts	53
19.27	Repetition	53

20.	INFORMATION UNDERTAKINGS	53

20.1	Financial statements	53
20.2	Compliance Certificate	54
20.3	Requirements as to financial statements	54
20.4	Information: miscellaneous	54
20.5	Notification of default	55
20.6	Notification of Environmental Claims	55
20.7	Market Value	55
20.8	"Know your customer" checks	56
20.9	Disclosure of information	56

21.	FINANCIAL COVENANTS	57

21.1	Financial covenants - the Guarantor	57
21.2	Financial covenants - the Borrowers	57

22.	GENERAL UNDERTAKINGS	57

22.1	Authorisations	57
22.2	Compliance with laws	57
22.3	Negative pledge	58
22.4	Disposals and acquisitions	59
22.5	Merger	59
22.6	Shareholding	59
22.7	Change of business	59
22.8	Title	59
22.9	Insurances – general	60
22.10	Earnings Accounts	60
22.11	Derivative transactions	60
22.12	Distribution restrictions and subordination of inter-company debt	60
22.13	Transaction Documents	60
22.14	Taxation	60
22.15	No change of name etc.	60
22.16	Sanctions	61
22.17	US Tax Obligor	61
22.18	Use of Proceeds	61

23.	VESSEL UNDERTAKINGS	61

23.1	General	61
23.2	Insurance – Vessels	61
23.3	Flag, name and registry	63
23.4	Classification and repairs	63
23.5	Inspections and class records	64
23.6	Surveys	64
23.7	Notification of certain events	64
23.8	Operation of the Vessels	64
23.9	ISM Code compliance	65
23.10	Environmental compliance	65
23.11	Arrest	66
23.12	Chartering	66

24.	EVENTS OF DEFAULT	66

24.1	Non-payment	67
24.2	Other obligations	67
24.3	Misrepresentation	67

24.4	Cross default	67
24.5	Insolvency	67
24.6	Insolvency proceedings	68
24.7	Creditors' process	68
24.8	Unlawfulness and invalidity	68
24.9	Repudiation	68
24.10	Material adverse change	69
24.11	Cessation of business	69
24.12	Insurances	69
24.13	Litigation	69
24.14	Breach of the terms of a Hedging Agreement	69
24.15	Acceleration	69

25.	CHANGES TO THE LENDER	70

25.1	Assignments and transfers by the Lender	70
25.2	Securitisation	70
25.3	Security over Lender's rights	70

26.	CHANGES TO THE OBLIGORS	71

26.1	Assignments and transfer by Obligors	71

27.	ROLE OF THE SECURITY TRUSTEE	72

27.1	Appointment of the Security Trustee	72
27.2	Rights and discretions of the Security Trustee	72

28.	CONDUCT OF BUSINESS BY THE SECURITY TRUSTEE, THE LENDER OR THE HEDGING BANK	73

29.	PAYMENT MECHANICS	74

29.1	Payments to the Lender	74
29.2	Distributions by the Security Trustee	74
29.3	Distributions to an Obligor	74
29.4	Clawback	74
29.5	Partial payments	74
29.6	No set-off by Borrowers and Guarantor	75
29.7	Business Days	75
29.8	Currency of account	75
29.9	Change of currency	75

30.	SET-OFF	76

31.	NOTICES	76

31.1	Communications in writing	76
31.2	Addresses	76
31.3	Delivery	77
31.4	English language	77

32.	CALCULATIONS AND CERTIFICATES	77

32.1	Accounts	77
32.2	Certificates and Determinations	77
32.3	Day count convention	78

33.	PARTIAL INVALIDITY	78

34.	REMEDIES AND WAIVERS	78

35.	AMENDMENTS AND WAIVERS	78

35.1	Required consents	78

36.	CONFIDENTIALITY	78

36.1	Confidential information	78
36.2	Disclosure of Confidential Information	79
36.3	Disclosure to numbering service providers	80
36.4	Entire agreement	81
36.5	Inside information	81
36.6	Notification of disclosure	82
36.7	Continuing obligations	82

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	82

37.1	Confidentiality and disclosure	82
37.2	Related obligations	83
37.3	No Event of Default	83

38.	COUNTERPARTS	83

39.	CONFLICT	83

39.1	Conflict	83
39.2	Contractual recognition of bail-in	84

40.	GOVERNING LAW	85

41.	ENFORCEMENT	85

41.1	Jurisdiction	85
41.2	Service of process	85

schedule 1: conditions precedent
schedule 2: form of utilisation request
schedule 3: form of compliance certificate
schedule 4: form of valuation certificate
schedule 5: schedule of reductions

This SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT (the "Agreement") is dated 1 November 2016 and made between:

(1)	SAMCO ETA LTD., a Cayman Islands exempted company with its registered office at PO Box 1350, Clifton House, 75 Port Street, George Town, Grand Cayman KY1-1108, Cayman Islands;

SAMCO DELTA LTD., a Cayman Islands exempted company with its registered office at PO Box 1350, Clifton House, 75 Port Street, George Town, Grand Cayman KY1-1108, Cayman Islands,

as joint and several borrowers (each a "Borrower" and together the "Borrowers");

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(3)	ABN AMRO BANK N.V., acting through its offices at Gustav Mahleraan 10, 1082 Amsterdam as mandated lead arranger (the "Mandated Lead Arranger");

(4)	ABN AMRO BANK N.V. OSLO BRANCH, acting through its offices at Olav Vs gate 5, 0161 Oslo as lender (the "Lenders");

(5)	ABN AMRO BANK N.V., acting through its offices at Gustav Mahleraan 10, 1082 Amsterdam as hedging bank (the "Hedging Bank"); and

(6)	ABN AMRO BANK N.V. OSLO BRANCH, acting through its offices at Olav Vs gate 5, 0161 Oslo as security trustee (the "Security Trustee").

IT IS AGREED as follows:

SECTION 1
 INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means ABN AMRO Bank N.V.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this facilities agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

"Approved Brokers" means Clarksons Platou Limited, SSY, Sealeague, Compass, Arrow and Fearnleys.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Hong Kong Ship Registry and any ship registry as approved in writing by the Lender.

"Assignment Agreement" means a general assignment agreement for assignment on first priority of the Earnings, the insurance proceeds in respect of all Insurances and rights under any Hedging Agreement to be executed by the Borrowers in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank) in form and substance acceptable to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement up to and including the date falling three (3) Months prior to the Maturity Date.

"Available Commitment" means the Commitment as from time to time reduced and/or cancelled as per the terms of this Agreement.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bareboat Charters" means in relation to (i) DHT Amazon, the bareboat charter dated 11 June 2012 (as amended from time to time) entered into between Samco Eta Ltd. as owner and the Bareboat Charterer as charterer and (ii) DHT Europe, the bareboat charter dated 17 November 2014 (as amended from time to time) entered into between Samco Delta Ltd. as owner and the Bareboat Charterer as charterer.

"Bareboat Charterer" means V Ships France SAS.

"Bareboat Registry" means the French International Ship Registry.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of a Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in the Cayman Islands, Oslo, Amsterdam, London and New York City.

"Cash" means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

"Change of Control" means if any person or a group of persons acting in concert gain ownership or control of 33 1/3 % or more of the voting rights of the Guarantor or there is a change of ownership in any of the Borrowers (direct or indirect), save if 100% of the Shares in a Borrower is sold (in which case  Clause 7.4 (Total Loss or sale of a Vessel) shall apply), and provided always that the change in ownership of the Borrowers from Samco Shipholding to the Guarantor shall be permitted. For the purposes of this definition, "control" of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 33 1/3 % of the maximum number of votes that might be cast at a general meeting of the Guarantor, and/or (ii) the holding beneficially of more than 33 1/3 % of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of 33 1/3 % of the Guarantor.

"Charterer" means any charterer approved by the Lender under a Charterparty including the Borrowers as charterers and the Bareboat Charterer.

"Charterparty" means any time or bareboat charter (including for the avoidance of doubt the Bareboat Charters and the Sub-Bareboat Charters) or any pool agreement or any other agreements of employment entered or to be entered into between a Borrower and the relevant Charterer for the chartering of a Vessel for a period exceeding twelve (12) Months, in form and substance acceptable to the Lender.

"Closing Date" means the date on which the Lender confirms in writing to the Borrower that all conditions for Utilisation as described in Clause 4 (Conditions of Utilisation) have been fulfilled.

"Code" means the US Internal Revenue Code of 1986 as amended.

"Commercial Management Agreement" means any agreement made or to be made between the relevant Borrower and the Commercial Manager for the commercial management of a Vessel.

"Commercial Manager" means any commercial manager acceptable to the Lender.

"Commitment" means an amount being the lower of (i) USD 50,000,000 and (ii) forty seven per cent (47%) of the Market Value for the Vessels, and as further described in Clause 2.1 (The Facility).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as Lender which is received by the Lender in relation to the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	the Hedging Bank, if the information was obtained by the Hedging Bank directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Current Assets" means the aggregate of the current assets of a company as determined in accordance with GAAP.

"Current Liabilities" means the aggregate of the current liabilities of a company, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Deed of Assignment" means one or more general deed of assignment in respect of any Charterparty excluding the Bareboat Charters and Sub-Bareboat Charters (including any guarantees or other security for the Charterer's obligations thereunder), to be executed by the relevant Borrower in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank), in form and substance acceptable to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"DHT Amazon" means the 2011 built 318,129 dwt tanker, IMO no. 9528794, registered in the name of Samco Eta Ltd. in an Approved Ship Registry.

"DHT Europe" means the 2007 built 317,713 dwt tanker, IMO no. 9315159, registered in the name of Samco Delta Ltd. in an Approved Ship Registry.

"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to a Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessels;

(b)	any claim under any guarantees related to hire payable to a Vessel as a consequence of the operation of such Vessel;

(c)	any compensation payable to a Borrower in the event of any requisition of a Vessel or for the use of such Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by a Vessel payable to a Borrower;

(e)	demurrage and retention money receivable by a Borrower in relation to a Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from a Vessel;

(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to a Borrower from third parties in relation to such Vessel.

"Earnings Accounts" means any account to be nominated and designated as Earnings Accounts for this purpose by the Borrowers or the Guarantor in cooperation with the Lender, with the Account Bank, or such other accounts as designated as an Earnings Account by the Lender.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Excess Values" means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of "Market Value" (in respect of other vessels), and (ii) the book value of the relevant Vessel.

"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in No. finansavtaleloven).

"Facility" means the secured revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Fallback Interest Period" means three (3) months.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Finance Document" means this Agreement, any Security Document and any other document designated as such by the Lender and the Borrowers.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by the Lender to the Borrower pursuant to Clause 10.4 (Cost of Funds)

"GAAP" means generally accepted accounting principles such as IFRS.

"Green Award" is a quality label for seagoing vessels issued by the Green Award Foundation of Rotterdam.

"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 18 (Guarantee and Indemnity) of this Agreement.

"Group" means the Guarantor and its direct and indirect Subsidiaries.

"Hedging Agreement" means any master agreement (as amended at any time) and/or any swap transaction, confirmation, schedule or hedging agreement pursuant to such master agreement for the purpose of hedging the interest rate risk entered or to be entered into between any Borrower and the Hedging Bank.

"Historic Screen Rate" means, in relation to any Loan, the most recent applicable Screen Rate for USD and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than one (1) day before the Quotation Day.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IAPPC" means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Insurances" means, in relation to a Vessel, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of a Borrower (whether in the sole name of such Borrower or in the joint names of the Borrowers and any other person including the Bareboat Charterer) in respect of a Vessel or otherwise in connection with a Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Payment Date" means the last day of each Interest Period, and in respect of Interest Periods exceeding three (3) months, also the date falling three (3) months after the commencement thereof, and each date falling at quarterly intervals thereafter.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Intra Group Loans" means any loans granted by (i) a Borrower to any of their Affiliates or (ii) the Guarantor to a Borrower.

"Intra Group Loans Assignment Agreement" means one or more general assignment agreements on first priority of any claims any Obligor may have in respect of any Intra Group Loans, to be executed by any Obligor in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Interpolated Historic Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for USD and each of which is as of a day which is no more than one (1) day before the Quotation Day.

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the relevant period of time for USD.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.

"Letter of Undertaking" means a written undertaking from the Bareboat Charterer to the Security Trustee (on behalf of the Lender and the Hedging Bank) containing inter alia (i) a right for the Security Trustee (on behalf of the Lender and the Hedging Bank) upon an Event of Default which is continuing to terminate the Bareboat Charters and the Sub-Bareboat Charters and enforce their rights under the Mortgages and (ii) a confirmation that any claims the Bareboat Charterer may have against a Borrower shall rank after and be fully subordinated to the rights and claims of the Security Trustee (on behalf of the Lender and the Hedging Bank), in form and substance satisfactory to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"LIBOR" (London Interbank Offered Rate) means, in relation to a Loan:

(a)	the applicable Screen Rate at 11:00 GMT hours on the Quotation Day for the offering of deposits in USD and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and, if such rate is below zero, LIBOR will be deemed to be zero.

"Loan" means a loan made pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amount outstanding for the time being under the Facility.

"Margin" means two point fifty per cent (2.50%) per annum.

"Market Value" means the fair market value of a Vessel as (i) determined by one (1) independent Approved Broker appointed by the Borrowers, or (ii) at the request of the Lender, calculated as the average of valuations of a Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrowers and one is appointed by the Lender), in each case, with or without physical inspection of the relevant Vessel (as the Lender may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement, provided however that if the higher of the two valuations is more than one hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another Approved Broker and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means any event or occurrence that in the reasonable opinion of the Lender has or would have materially adversely affected or could materially adversely affect:

(a)
the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor and/or the Group since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)	the right or remedy of the Lender, the Security Trustee or the Hedging Bank in respect of a Finance Document.

"Maturity Date" means five (5) years from the Closing Date.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Mortgages" means the first priority mortgages (and deeds of covenants collateral thereto (if applicable)), to be executed and recorded by the Borrowers against the Vessels in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank) in the (i) relevant Approved Ship Registry and (ii) Bareboat Registry (applicable while a Vessel is registered in the Bareboat Registry), in form and substance satisfactory to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Mortgaged Assets" means:

(a)	the Vessels;

(b)	the Earnings;

(c)	any Charterparty (excluding the Bareboat Charters and Sub-Bareboat Charters);

(d)	the Shares;

(e)	any Hedging Agreement;

(f)	any Intra Group Loans;

(g)	the Insurances; and

(h)	the Earnings Accounts.

"Obligor" means the Borrowers and/or the Guarantor, and, as long as it is the owner of the Shares, Samco Shipholding.

"Original Financial Statements" means the audited financial statements of the Guarantor for the financial year ended 31 December 2015.

"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Lender under or pursuant to the Finance Documents.

"Party" means a party to this Agreement.

"Pledge of Earnings Accounts" means a pledge of the Earnings Accounts to be executed by each Borrower in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank) in form and substance satisfactory to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Pledge of Shares" means an equitable mortgage over shares of the Shares in a Borrower to be executed by Samco Shipholding or the Guarantor, as the case may be, in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank) in form and substance satisfactory to the Security Trustee (on behalf of the Lender and the Hedging Bank).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator, and, if such rate is below zero, Reference Bank Rate will be deemed to be zero.

"Reference Banks" means the Mandated Lead Arranger and such other banks or financial institutions as may be agreed between the Borrowers and the Lender.

"Repayment Date" means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 19 (Representations).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Person" means a person that is:

(a)	listed on, or owned or controlled by a person listed on, any Sanctions List;

(b)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organized under the laws of, a country or territory that  the target of country-wide Sanctions; or

(c)	otherwise a target of Sanctions.

"Samco Shipholding" means Samco Shipholding Pte. Ltd. of 20 Science Park Road, #02-23/24 Teletech Park, Singapore 117674, a company directly or indirectly 100 % owned and controlled by the Guarantor.

"Sanctions" means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

"Sanctions Authority" means the United States government, the Norwegian State, the United Nations, the United Kingdom, the European Union, the member states of the European Union, any country to which any Obligor or any other member of the Group or any Affiliate of any of them is bound, and the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty’s Treasury ("HMT").

"Sanctions List" means the "Specifically Designated Nationals and Blocked Persons" list issued by OFAC, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by HMT, or any similar list issued or maintained or made public by any Sanctions Authority..

"Screen Rate" means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period, displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.

"Security" means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 17 (Security) and any other document agreement agreed between the Parties to be a Security Document.

"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Security Trustee notifies the Borrowers, the Lender and the Hedging Bank that:

(a)	all amounts which have become due for payment by the Borrowers under the Finance Documents and any Hedging Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Hedging Agreement;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents or any Hedging Agreement; and

(d)
the Security Trustee, the Lender or any Hedging Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document.

"Shares" means all the current and future shares in each Borrower.

"SMC" means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Sub-Bareboat Charters" means in relation to (i) DHT Amazon, the bareboat charter dated 11 June 2012 (as amended from time to time) entered into between the Bareboat Charterer as owner and Samco Eta Ltd. as charterer and (ii) DHT Europe, the bareboat charter dated 17 November 2014 (as amended from time to time) entered into between the Bareboat Charterer as owner and Samco Delta Ltd. as charterer.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.

"Technical Manager" means any technical manager acceptable to the Lender.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.

"Total Loss" means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

(b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents, any Hedging Agreement, any Technical Management Agreement, any Commercial Management Agreement, the Letter of Undertaking and any Charterparty, together with the other documents contemplated herein or therein.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrowers and/or the Guarantor under the Finance Documents.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"USD" means the lawful currency of the United States of America.

"Utilisation" means the utilisation of a Loan.

"Utilisation Date" means the date of a Utilisation.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests) forwarded in connection with a Loan.

"Valuation Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Valuation Certificate).

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted with Excess Values.

"VAT" means value added tax and any other tax of a similar nature in the relevant jurisdiction.

"Vessels" means DHT Amazon and DHT Europe.

"Working Capital" means Current Assets less Current Liabilities.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Security Trustee", the "Mandated Lead Arranger", the "Lender", the "Hedging Bank", or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	words importing the singular shall include the plural and vice versa; and

(ix)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

SECTION 2
 THE FACILITIES

2.	THE FACILITIY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a secured revolving credit facility being the lower of (i) USD 50,000,000 and (ii) forty seven per cent (47%) of the Market Value for the Vessels, to be determined and fixed at the date of signing of this Agreement based on valuations obtained and dated not more than 30 days prior to the date of this Agreement, provided however that if execution of this Agreement takes place no later than 10 November 2016 the valuations dated 27 September 2016 and delivered to the Lender shall be used.

2.2	Borrowers' liabilities and obligations

(a)	The liabilities and obligations of the Borrowers under this Agreement shall be joint and several and shall not be affected by:

(i)	any Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower; or

(ii)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower; or

(iii)	the Lender releasing any other Borrower.

(b)
For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, each Borrower shall remain a principal debtor for all amounts owing under any Finance Document to which it is party and no Borrower shall be construed to be a surety for the obligations of any other Borrower under this Agreement.

(c)	For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount; or

(iii)	set off such an amount against any sum due from it to any other Borrower; or

prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower.

2.3	Financial Contracts Act

For the purposes of the Financial Contracts Act ("FA Act") and the Security Documents, each Borrower (to the extent it is to be considered a guarantor for the other Borrower pursuant to the FA Act) (i) confirms and agrees that its liability under each Security Document shall be limited to USD 55,000,000 (plus any interest, default interest, Break Costs or other costs, fees and expenses related to such Borrower’s obligations under the Finance Documents and any Hedging Agreement and any default interest or other costs, fees and expenses related to the liability of the Borrower under such Security Document) and (ii)  specifically waives all rights under the provisions of the Financial Contracts Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Security Trustee and/or the Lender and/or the Hedging Bank shall be entitled to exercise all its rights under the relevant Security Document and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Borrower might have with the Lender or the Hedging Bank individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Hedging Agreement);

(g)
§ 67 (4) (that its liabilities under a Security Documents shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Security Trustee, the Lender and the Hedging Bank under the Finance Documents and any Hedging Agreement until and unless the Lender and the Hedging Bank shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement);

(i)
§ 71 (as the Security Trustee, the Lender and the Hedging Bank shall have no liability first to make demand upon or seek to enforce remedies against a specific Borrower or any other security interest provided in respect of a specific Borrower's liabilities under the Finance Documents and any Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations in the relevant Security Document);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against any other Borrower for payment by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement until and unless the Lender and the Hedging Bank first shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement).

3	PURPOSE

3.1	Purpose

The Borrowers shall apply and continue to apply all amounts borrowed by it under the Facility towards general corporate and working capital purposes, including payment of dividend and repayment of Intra Group Loans.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver the first Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) except those documents which specifically will only be available on the Utilisation Date or within another specified date. The Lender shall notify the Borrowers promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to advance a Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Obligors are true in all material respects.

4.3	Maximum number of Loans

Maximum five (5) Loans may be outstanding at the same time under the Facility.

4.4	Form and content

All documents and evidence delivered to the Lender pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Lender;

(b)	if required by the Lender, be in original; and

(c)	if required by the Lender, be certified, notarized, legalized or attested in a manner acceptable to the Lender.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lender and may be waived on their behalf in whole or in part and with or without conditions by the Lender.

SECTION 3
 UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in each Utilisation Request must be USD.

(b)	The amount of each proposed Loan must be minimum USD 5,000,000.

SECTION 4
 REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)
Always subject to Clauses 4 (Conditions of utilisation) and  6.2 (Reduction), each Loan will on the last day of its Interest Period automatically be renewed with a new Interest Period of three (3) Months without the need for any Utilisation Request, unless the Borrowers instruct otherwise in writing to the Lender.

(b)
If the Borrowers in accordance with sub-clause (a) above give instructions that a Loan shall not automatically be renewed, and the date for payment of such existing Loan falls on the same date as the Utilisation Date of a new Loan, the Lender shall set off the amounts against each other, and only the net amount (if any) shall be payable by the Borrowers.

(c)	Any Outstanding Indebtedness is due and payable on the Maturity Date.

6.2	Reduction
(a)
The Facility shall be reduced by consecutive equal quarterly reductions reflecting a seventeen (17) year Vessel age adjusted profile as set out in Schedule 5 hereto, the first reduction being effective on 30 March 2017.

(b)	On the Maturity Date the Facility shall be reduced to zero and cancelled.

(c)
The scheduled reductions shall be effective regardless of any Loan having been made or not. If, as a result of a scheduled reduction under this Clause 6.2 (Reduction) becoming effective, the total principal amount outstanding under this Agreement exceeds the Available Commitment, any such excess amount shall be repaid by the Borrowers on the date of the relevant scheduled reduction.

6.3	Re-borrowing
Unless a contrary indication appears in this Agreement, any part of the Available Commitment which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrowers may, if they give the Lender not less than three (3) Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 or multiples thereof) of the Available Commitment.

7.2	Voluntary prepayment of Loans

The Borrowers may, if they give the Lender not less than three (3) Business Days (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of the relevant Loan by a minimum amount of USD 500,000 or multiples thereof).

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan:

(a)	the Lender shall notify the Borrowers upon becoming aware of that event;

(b)	upon the Lender notifying the Borrowers, the Commitment will be immediately be reduced with an amount equal to that Loan; and

(c)
the Borrowers shall repay the Lender's participation in the relevant Loan on the last day of the Interest Period for that Loan or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Total Loss, sale of a Vessel or sale of 100% of the Shares

(a)
If a Vessel is sold or suffers a Total Loss, the Borrowers otherwise dispose of a Vessel, or 100 % of the Shares in a Borrower is sold, other than from Samco Shipholding to the Guarantor, the Available Commitment shall be reduced by an amount equal to the Available Commitment multiplied by a fraction, the numerator of which is the Market Value of the Vessel subject to such sale, loss or other disposition (including sale of the Shares in the Borrower owning that Vessel) and the denominator of which is the aggregate Market Value of both Vessels.

(b)	Reduction and any prepayment due to such reduction shall take place:

(i)
in the case of a sale or transfer of a Vessel (including sale of the Shares in the Borrower owning that Vessel other than from Samco Shipholding to the Guarantor), on the earlier of the date of the actual sale and transfer by the relevant Borrower and/or the Guarantor and the date on which the proceeds from the disposal of the relevant Vessel or Shares have been received by the relevant Borrower and/or the Guarantor and/or Samco Shipholding; and

(ii)
in the case of a Total Loss, on the earlier of the receipt by the relevant Borrower of the insurance proceeds and the date falling hundred and eighty (180) days after the occurrence in the event of a Total Loss.

(c)
If, as a result of a reduction under this Clause 7.4 (Total Loss or sale of a Vessel) becoming effective, the total principal amount outstanding under this Agreement exceeds the Available Commitment after such reduction, any such excess amount shall be repaid by the Borrowers on the date of the relevant reduction. Any amount reduced shall not be reinstated.

7.5	Market Value

If the aggregate Market Value of the Vessels is less than 135 % of the Available Commitment, the Available Commitment shall temporarily be reduced in an amount required to restore the aforesaid ratio unless the Lender and the Borrowers agree to keep the Available Commitment against additional Security being provided by the Borrowers to the satisfaction of the Lender. If, as a result of such reduction under this Clause 7.5 (Market Value) becoming effective, the total principal amount outstanding under this Agreement exceeds the Available Commitment after such reduction, any such excess amount shall be repaid by the Borrowers within thirty (30) days of such reduction. Any amount reduced under this Clause 7.5 (Market Value) shall be reinstated should new market valuations provided by the Borrowers in accordance with Clause 20.7 (Market Value) show that the aggregate Market Value of the Vessel exceeds 135% of the Available Commitment at the time of such new valuations, but only to the extent such reinstated amount does not exceed 135 % of the Available Commitment and always subject to the general reductions set out in Clause 6.2 (Reduction) and other reductions set out in this Agreement.

7.6	Change of Control

If a Change of Control occurs,

(a)	the Borrowers shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund any Utilisation;

(c)	the Lender shall cancel the Commitment in full; and

(d)	the Borrowers shall within sixty (60) days prepay the Outstanding Indebtedness in full.

7.7	Sanctions

If any breach of Clauses 19.25 (Sanctions) or 22.16 (Sanctions) occurs,

(a)	the Borrowers shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund any Utilisation;

(c)	the Lender shall cancel the Commitment in full; and

(d)
the Borrowers shall repay the Outstanding Indebtedness on the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.8	Restrictions

(a)
Any notice of reduction, cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers shall not reduce, repay or prepay all or any part of a Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Commitment reduced and cancelled under this Agreement may be subsequently reinstated, save as expressly set out herein.

SECTION 5
 COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on a Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	the Margin; and

(ii)	LIBOR.

(b)
It is not possible to calculate the effective interest rate on a Loan in advance. The Lender is nevertheless, according to the FA Act obliged to give a representative example. LIBOR for 3 (three) months was at 28 October 2016 0.88733 % p.a. and provided unaltered LIBOR and Margin of 2.50 % for the duration of the Facility, fees agreed hereunder and Utilisation of the full Commitment on 1 November 2016, the effective interest rate will be 3.853 % p.a.

(c)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

8.2	Payment of interest

The Borrowers shall pay accrued interest on the relevant Loan on each Interest Payment Date.

8.3	Default interest

(a)
If any Borrower or Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably) above the Margin. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrowers and/or the Guarantor on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to such Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period for a Loan in the relevant Utilisation Request.

(b)
The Borrowers may select an Interest Period of one (1), three (3) or six (6) Months or any such other periods as the Lender may agree, provided however that the Borrowers may not choose more than three (3) one (1) Months Interest Periods in any calendar year.

(c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of "LIBOR".

(c)
Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for:

(i)	USD; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Historic Screen Rate for that Loan.

(d)
Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of that Loan, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)
Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR shall be the Reference Bank Rate as of the relevant time for USD and for a period equal in length to the Interest Period of that Loan.

(f)
Cost of funds: If paragraph (e) above applies but no Reference Bank Rate is available for USD or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)
If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period and Clause 10.4 (Cost of funds) shall apply.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that the cost to it of funding its participation in a Loan from the wholesale market for USD would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 (Cost of funds) applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the relevant Margin; and

(ii)
the rate notified by the Lender to the Borrower as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.4 (Cost of funds) applies and the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest and if no agreement is reached within such period then Clause 10.4 (Cost of funds) sub-paragraph (a) shall apply.

10.5	Break Costs

The Borrowers shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of any Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.	FEES

11.1	Arrangement fee

The Borrowers shall pay to the Lender an arrangement fee in the amount of USD 625,000 being payable at the date of this Agreement.

11.2	Commitment fee

(a)
The Borrowers shall pay to the Lender a quarterly fee computed at the rate of forty per cent (40%) of the Margin per annum calculated on the undrawn portion of the Available Commitment accruing from the date of this Agreement.

(b)
The accrued commitment fee is payable quarterly after the date of this Agreement and, in respect of any accrued commitment fee on any amount subject to any reduction or cancellation, on the time the reduction and cancellation is effective.

SECTION 6
 ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax gross-up

(a)	All payments under the Facility shall be made free and clear of all present and future taxes, levies or duties of any nature whatsoever, levied either now or at any future time.

(b)	Each Obligor shall make all payments to be made by it without any Tax Deduction whatsoever, unless a Tax Deduction is required by law.

(c)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers on becoming so aware in respect of a payment payable to the Lender.

(d)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Obligors shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's relevant office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or;

(B)	relates to a FATCA Deduction to be made by a Party.

(c)	If the Lender intends to make a claim under paragraph (a) above it shall promptly notify the Borrowers.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to that Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime

(b)
If a Party confirms to another Party pursuant to sub-paragraph (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything , and paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation;

(ii)	compliance with any applicable law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with:

(A)
the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems ", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement rules text " published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated (together with (A) collectively referred to as "Basel III ");

(C)
Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC ("CRD IV");

(D)	Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 ("CRR");

(E)	any law or regulation that implements or applies to Basel III, CRD IV or CRR; and

(F)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

Should the Lender intend to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrowers of the event giving rise to the claim.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrowers and/or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates).

(b)	In this Clause 13.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Obligors under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender in any jurisdiction (including but not limited to any cost, loss or liability incurred by the Lender arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions) as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrowers and/or the Guarantor to pay any amount due under a Finance Document on its due date;

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessels, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, in relation to any Sanctions; or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers,

in each case other than by reason of default or negligence by the Lender alone.

14.3	Indemnity to the Lender

The Obligors shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

(a)
The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall promptly on demand pay the Lender and the Hedging Bank the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Lender or the Hedging Bank for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Security Trustee, the Lender or the Hedging Bank in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document;

(d)
the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Security Trustee, the Lender or the Hedging Bank under the Finance Documents; and

(e)
any sums which the Security Trustee, the Lender or the Hedging Bank may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Security Trustee, the Lender or the Hedging Bank may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Security Trustee, the Lender or the Hedging Bank in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which the Security Trustee, the Lender or the Hedging Bank may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

For the avoidance of doubt, costs payable by the Borrowers under Clause 16.1 (Transaction Expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not any Utilisation is ever made.

SECTION 7
 SECURITY

17.	SECURITY

17.1	Security

The obligations and liabilities of the Obligors under the Finance Documents and any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers' obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Lender or the Hedging Bank in connection with this Agreement or any Hedging Agreement, shall at any time until all amounts due to the Lender or the Hedging Bank under any Finance Document and any Hedging Agreement have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(a)	the Mortgages;

(b)	the Guarantee;

(c)	the Assignment Agreement;

(d)	the Pledge of Earnings Accounts;

(e)	any Intra Group Loans Assignment Agreements;

(f)	any Deeds of Assignment; and

(g)	the Pledges of Shares, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director.

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers' obligations under or pursuant to the Finance Documents and any Hedging Agreement.

The Security Documents shall be issued to the Security Trusty who will hold the Security granted thereunder on behalf of or for the benefit of the Lender and the Hedging Bank, and shall rank with first priority, except for any rights of pledge and/or set off of the Account Bank under and pursuant to its general banking conditions (algemene bankvoorwaarden), and shall include any obligations under the Finance Documents and any Hedging Agreement, always subject to the provision of Clause 29.5 (Partial Payments).

17.2	Perfection etc.

Each Borrower undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Trustee may reasonable require in order for the Lender and the Hedging Bank, to maintain the security position envisaged hereunder.

17.3	Further assignment of Earnings and Charterparty and Intra Group Loans

(a)
In the event that a Borrower enters into a Charterparty, such Borrower shall prior to the relevant commencement date use commercially reasonable efforts to assign by way of a Deed of Assignment such Charterparty and any Earnings accruing thereunder in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank).

(b)
In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Trustee (on behalf of the Lender and the Hedging Bank).

17.4	Security - Hedging Agreement

(a)
The Borrowers' obligations and liabilities under any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Hedging Bank in connection with any Hedging Agreement, shall at any time until all amounts due to the Hedging Bank under any Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 18 (Guarantee and indemnity), however on subordinated basis to the rights of the Lender.

(b)
The rights of the Lender or the Hedging Bank under or in connection with the Finance Documents and any Hedging Agreement are separate and independent rights, and any debt arising under the Finance Documents to the Lender from the Borrowers and/or the Guarantor shall be a separate and independent debt.

(c)	The Lender and the Hedging Bank may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents and any Hedging Agreement.

17.5	Parallel Debt

(a)	In this Clause:

(i)
Corresponding Debt means any amount which an Obligor owes to the Lender and/or Hedging Bank under or in connection with the Finance Documents and/or the Hedging Bank under or in connection with the Hedging Agreement;

(ii)	Parallel Debt means any amount which an Obligor owes to the Security Trustee under this Clause.

(b)
Each Obligor irrevocably and unconditionally undertakes to pay to the Security Trustee as creditor in its own right and not as representative of the Lender or the Hedging Bank amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c)	The Parallel Debt of each Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt;

(d)	For purposes of this Clause, the Security Trustee:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Lender or the Hedging Bank and its claims in respect of each Parallel Debt shall not be held on trust;

(iii)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)
The Parallel Debt of an Obligor shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of an Obligor shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(f)	All amounts received or recovered by the Security Trustee in connection with this Clause, to the extent permitted by applicable law, shall be applied in accordance with Clause 29.5 (Partial payments).

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender and the Hedging Bank punctual performance by the Borrowers of all the Borrowers' obligations under the Finance Documents and any Hedging Agreement.

(b)
undertakes with the Lender and the Hedging Bank that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document and any Hedging Agreement, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Lender and the Hedging Bank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender or Hedging Bank immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document and any Hedging Agreement on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 55,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers' obligations under the Finance Documents and any Hedging Agreement and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder.

18.2	Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and any Hedging Agreement, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender or the Hedging Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lender or the Hedging Bank) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrowers or other person;

(b)	the release of the Borrowers or any other person under the terms of any composition or arrangement with any creditor of the Borrowers;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrowers or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Hedging Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Security Trustee, the Lender or the Hedging Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document and any Hedging Agreement to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full, the Lender, the Security Trustee and the Hedging Bank (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender, the Security Trustee or Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18 (Guarantee and indemnity).

18.7	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and indemnity):

(a)	to be indemnified by the Borrowers;

(b)	to claim any contribution from any other guarantor of the Borrowers' obligations under the Finance Documents or any Hedging Agreement;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Security Trustee, the Lender or the Hedging Bank under the Finance Documents and any Hedging Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents and any Hedging Agreement by the Security Trustee, the Lender or the Hedging Bank;

(d)
to bring legal or other proceedings for an order requiring the Borrowers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrowers; and/or

(f)	to claim or prove as a creditor of the Borrowers in competition with the Security Trustee, the Lender or the Hedging Bank.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender and the Hedging Bank by the Borrowers under or in connection with the Finance Documents and any Hedging Agreement to be repaid in full on trust for the Lender and the Hedging Bank and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 29 (Payment mechanics).

18.8	Additional security

The Guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Security Trustee, the Lender or the Hedging Bank.

18.9	Norwegian Financial Agreements Act

The Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Lender and/or the Hedging Bank shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Guarantor might have with each of the Lender or the Hedging Bank individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the Borrowers in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the Borrowers' bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Hedging Agreement);

(g)
§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Lender, the Security Trustee and the Hedging Bank under the Finance Documents and any Hedging Agreement until and unless the Lender and the Hedging Bank shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement);

(i)
§ 71 (as the Lender, the Security Trustee and the Hedging Bank shall have no liability first to make demand upon or seek to enforce remedies against the Borrowers or any other Security Interest provided in respect of the Borrowers' liabilities under the Finance Documents and any Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against the Borrowers for payment by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement until and unless the Lender and the Hedging Bank first shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement).

18.10	Guarantee Limitations

The Guarantee and indemnity set out in this Clause 18 (Guarantee and indemnity ) does not apply to any liability if and to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

SECTION 8
 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each of the Obligors makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.1	Status

(a)	Each Obligor is an exempted company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a US Tax Obligor.

19.2	Binding obligations

(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to the Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority mortgage over the Vessels.

19.3	Non-conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

19.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facility.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with each Obligor’s business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

19.6	Governing law and enforcement

(a)
The choice of Norwegian law, Marshall Islands law, French law, Dutch law and English law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor’s jurisdiction of incorporation.

19.7	Insolvency

No corporate action, legal proceeding, insolvency proceeding or other procedure or step described in Clause 24.5 (Insolvency), Clause 24.6 (Insolvency proceedings) or Clause 24.7 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 24.5 (Insolvency), Clause 24.6 (Insolvency proceedings) or Clause 24.7 (Creditors' process) applies to any of the Obligors.

19.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.9	No filing or stamp taxes

Under the law of the relevant Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the Mortgage and as otherwise stated in any legal opinion obtained by the Lender in connection with this Agreement).

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information provided by any Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being untrue or misleading in any material respect.

19.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

19.15	Title

The relevant Obligor will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.

19.16	No security

None of the Mortgaged Assets will from the first Utilisation Date be affected by any Security except for any rights of pledge and/or set off of the Account Bank under and pursuant to its general banking conditions (algemene bankvoorwaarden), and no Obligor will be a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for (i) the Security created under the Security Documents, (ii) for liens (including but not limited to maritime liens defined as such pursuant to applicable law) arising solely by operation of law and/or in the ordinary course of business or (iii) otherwise as agreed with the Lender and the Hedging Bank.

19.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor’s entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking except for any rights of pledge and/or set off of the Account Bank under and pursuant to its general banking conditions (algemene bankvoorwaarden).

19.19	Taxation

(a)	No Obligor is overdue in the filing of any Tax returns.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Lender shall have been otherwise informed in writing.

19.20	Environmental compliance

Each of the Borrowers (and any of its Affiliates), the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates), the Technical Manager, any Charterers and the Vessels have been complied with.

19.23	The Vessels

The Vessels are or will on the relevant Utilisation Date be:

(a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the relevant Borrower will be the sole, legal and beneficial owner of the relevant Vessel;

(b)
registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry and as long as employed under the Bareboat Charters, be bareboat registered in the Bareboat Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with DNV GL or such other classification society as approved by the Lender, free of all overdue requirements and other recommendations.

19.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.25	Sanctions

No Obligor nor any member of the Group, nor any director, officer, agent or employee of any of them or person acting on behalf of the foregoing is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person.

19.26	Disclosure of material facts

No Borrower is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

19.27	Repetition

The Repeating Representations are deemed to be made by each of the Borrowers and the Guarantor by reference to the facts and circumstances then existing on the date of a Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Lender at the latest).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrowers shall supply or procure that the Guarantor supply to the Lender copies of:

(a)	as soon as they are available and public, but in any event with 180 days after the end of its financial year;

(i)	the audited consolidated financial statements of the Guarantor for that financial year;

(ii)	the unaudited management accounts (profit and loss statement and balance sheet) of the Borrowers for that financial year;

(b)
as soon as they are available and public, but in any event within 60  days after the last day of each quarter the unaudited consolidated financial statements of the Guarantor for that financial quarter; and

(c)	such other financial and other information of any Obligor as the Lender shall reasonably require from time to time.

20.2	Compliance Certificate

The Borrowers shall supply to the Lender, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements), a Compliance Certificate signed by the chief financial officer or one of the co-chief executive officers of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements

The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Lender:

(a)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(b)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Borrowers shall supply to the Lender:

(a)	all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any Obligor as the Lender may reasonably request,

(d)	promptly, such information about the Vessels' classification records and status as the Lender may reasonably request;

(e)	promptly, such information about any Mortgaged Assets and the compliance by any Obligor of its obligations under the Security Documents as the Lender may reasonably request;

(f)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(g)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Person.

20.5	Notification of default

(a)
Each of the Obligors shall notify the Lender of any Default (and the steps, if any, being taken to remedy it), including any indications that the Financial Covenants set out in Clause 21 (Financial covenants) will not be met, promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrowers shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims

The Borrowers shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same:

(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrowers (or any of its Affiliates), any Charterers, the Technical Manager or the Vessels; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or the Vessels,

where the claim would be reasonably likely, if determined against the Borrowers (or any of its Affiliates) or the Vessels, to have a Material Adverse Effect.

20.7	Market Value

(a)	The Borrowers shall arrange for, at its own expense, the Market Value of the Vessels to be determined on a quarterly basis.

(b)
The Borrowers shall forward the market valuations to the Lender together with the Valuation Certificate within ten (10) days after the end of each financial quarter and such valuations shall be issued no more than thirty (30) days prior to the date forwarded.

(c)
Should the Lender reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Lender may arrange, or require the Borrowers to arrange, additional determinations of the Market Value of the Vessels at such frequency as the Lender may request and at the Borrowers' expense.

(d)	Otherwise, the Lender may at any time arrange additional valuations at the Lender's own cost.

20.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrowers or the Guarantor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and/or the Guarantor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	The Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

20.9	Disclosure of information

The Borrowers and the Guarantor irrevocably authorise the Lender to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, and the Loans and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loans to (i) any private, public or internationally recognised authorities, (ii) the Lender's head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Lender, the Obligors, the Vessels and/or the Loans, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Lender's rights and obligations. The Lender agrees not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

21.	FINANCIAL COVENANTS

21.1	Financial covenants - the Guarantor

The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:

(a)	unencumbered consolidated Cash of minimum the higher of (i) USD 20,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt;

(b)
a Value Adjusted Tangible Net Worth of at least USD 200,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty five per cent (25%) of the Value Adjusted Total Assets; and

(c)	a positive Working Capital.

21.2	Financial covenants - the Borrowers

The Borrowers shall at all times, measured and documented quarterly, maintain a positive Working Capital.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

(a)
Each Obligor shall, and shall procure that their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, shall comply in all respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it or its business may be subject.

(b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions and the laws of the Approved Ship Registry and the Bareboat Registry.

(c)
Each Obligor shall, and shall procure that none of them, nor any officer, employee or director will, take any action or make any omission that results, or is reasonably likely to result, in it or the Lender becoming a Restricted Person.

(d)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (i) money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the council of the European Communities (as amended, supplemented and/or replaced from time to time)) and (ii) bribery and corrupt practices.

22.3	Negative pledge

(a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of its assets.

(b)	The Guarantor and/or Samco Shipholding shall not create or permit to subsist any Security over the Shares.

(c)	The Borrowers shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved by the Lender;

(ii)
any lien (including but not limited to maritime liens defined as such pursuant to applicable law) arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
any cash collateral from an Obligor to the Hedging Bank as security (for its own account) for any swap transaction to be entered into between the Hedging Bank and an Obligor, and any cash collateral so placed by an Obligor with the Hedging Bank shall be released, discharged and (if required) deregistered immediately after evidence of registration of the Mortgages on both of the Vessels;

(v)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms

(vi)	Security consented to in writing by the Lender; or

(vii)	any rights of pledge and/or set off of the Account Bank under and pursuant to its general banking conditions (algemene bankvoorwaarden).

22.4	Disposals and acquisitions

 The Borrowers shall not:

(a)
Whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out, grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues (present or future) or agree to do so (provided however that this shall not apply to the Bareboat Charters); or

(b)	acquire or replace an asset or acquire any shares; or

(c)
charter in any vessel or make any investment other than in the normal course of business related to the operation of the Vessels or incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain Intra Group Loans from the Guarantor as long as such loans are fully subordinated to the Borrowers’ obligations under the Finance Documents, and pledged/assigned to the Security Trustee (on behalf of the Lender and the Hedging Bank) under an Intra Group Loans Assignment Agreement.

22.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity.

22.6	Shareholding

The Guarantor or Samco Shipholding shall always remain the 100 % owner of the Shares, and the Borrowers shall not redeem any Shares.

22.7	Change of business

No substantial change shall be made to the general nature of the business of Obligors from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. The Guarantor shall always remain listed at the New York Stock Exchange.

22.8	Title

The Borrowers and/or the Guarantor and/or Samco Shipholding (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as permitted in paragraph (c) of Clause 22.3 (Negative pledge).

22.9	Insurances – general

Each of the Borrowers and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.10	Earnings Accounts

The Borrowers shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts

22.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Bank unless the Hedging Bank has received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

22.12	Distribution restrictions and subordination of inter-company debt

(a)
No Obligor shall distribute any dividends, or repay any principal or interest on any Intra Group Loans, if a Default has occurred and is continuing or will occur, or after giving effect to such distribution or repayment, the Borrowers or the Guarantor is not in compliance with the Financial Covenants.

(b)
All (i) Intra Group Loans to the Borrowers, (ii) claims of the Guarantor against the Borrowers and (iii) amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be fully subordinated to the obligations of the Borrowers under the Finance Documents.

22.13	Transaction Documents

The Borrowers shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Lender.

22.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.15	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	(applicable for the Borrowers only) its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction;

without the prior written consent of the Lender.

22.16	Sanctions

(a)
The Borrowers undertake that it, the other Obligors and each director, officer, agent, employee or person acting on behalf of the Obligor is not a Restricted Person and does not act directly or indirectly on behalf of Restricted Person.

(b)
No Obligor shall, and shall procure that no other member of the Group or any Affiliate of any of them will use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lender.

(c)
Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Lender in its name or in the name of any other member of the Group or any Affiliate of any of them.

(d)
Each Obligor shall and shall procure that each member of the Group and any Affiliate of any of them will, to the extent permitted by law, promptly upon becoming aware of them supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

22.17	US Tax Obligor

No Obligor shall become a US Tax Obligor.

22.18	Use of Proceeds

No Obligor will, and shall procure that no other member of the Group or any Affiliate of them will directly or indirectly, make available any proceeds of the Facility to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any manner that could result in any Obligor or the Lender being in breach of any Sanctions or becoming a Restricted Person, or permit or authorise any other person do to either (i) or (ii) above.

23.	VESSEL UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.2	Insurance – Vessels

(a)
The Borrowers shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest and war risk insurances, including blocking and trapping, confiscation, terrorism and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Lender shall approve, and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

(b)
The (i) insurance value, except for protection & indemnity and Loss of Hire shall be at least equal to or higher than the Market Value of each Vessel and (ii) aggregate insurance value for the Vessels shall be equal to or higher than hundred and twenty five per cent (125%) of the Available Commitment, whereof the hull and machinery insurance shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest) of each Vessel. The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Lender may from time to time approve.

(c)
The Borrowers shall procure that the Security Trustee (on behalf of the Lender and the Hedging Bank) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Trustee thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s). The loss payable clause shall be in excess of USD 1,000,000.

(d)
Within 15 days prior to the Utilisation Date inform the Lender of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Lender of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Trustee (on behalf of the Lender and the Hedging Bank) have been noted as first priority mortgagee by the relevant insurers.

(e)
The Borrowers shall allow for the Security Trustee and/or the Lender and/or the Hedging Bank to take out for the Borrowers' accounts a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loan).

(f)
The Lender and/or the Security Trustee may also for the account of the Borrowers take out such other Insurances as the Lender and the Hedging Bank may reasonably require considering the trading and flag of the Vessels.

(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Trustee with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Trustee that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Vessel if and when so requested by the Security Trustee.

(h)
The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrowers will not terminate or make any material change to the insurances described under paragraph (a) above without the prior written consent of the Lender.

(j)	The Borrowers shall pay for an insurance opinion commissioned by the Lender to be prepared by an independent insurance consultant, in form and contents acceptable to the Lender.

(k)
To the extent the Lender and/or the Security Trustee under the Assignment Agreement claims under the Insurances, the Borrowers shall provide such assistance to the Lenders and/or the Security Trustee as the Lender and/or the Security Trustee may require.

(l)	The Borrower shall not abandon the Vessels to any insurer or settle any insurance claim above USD 1,000,000 without the prior written approval of the Lender.

23.3	Flag, name and registry

The Vessels shall be registered in an Approved Ship Registry. The Borrowers may not change the name of the Vessels without the prior written consent of the Lender. The Borrowers may, subject to the Lender's consent, such consent not to be unreasonably withheld, move the Vessels to any other Approved Ship Registry by notifying the Lender and the Security Trustee in writing ten (10) Business Days in advance of such move of the Vessels.

The Lender and the Hedging Bank approve the dual registration of the Vessels in the Bareboat Registry. On and at any time after the occurrence of an Event of Default which is continuing, the Borrowers undertake to ensure that (i) the bareboat registration of the Vessels in the Bareboat Registry is immediately terminated and deleted, and the original registration in the Approved Ship Registry re-activated and/or (ii) the Bareboat Charters and the Sub-Bareboat Charters are terminated, should the Security Trustee (on behalf of the Lender and the Hedging Bank) so require.

23.4	Classification and repairs

The Borrowers shall, and shall procure that any Charterer shall, keep or shall procure that the Vessels are kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class at the highest level with DNV GL or another IACS classification society approved by the Lender, free of overdue recommendations and qualifications; and

(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which a Vessel may trade from time to time;

(c)	not, without the prior written consent of the Lender (which shall not be unreasonably withheld), change the classification society of any the Vessels;

(d)	not, without the prior written consent of the Lender, conduct modifications, repairs or remove parts which may reduce the value of the Vessels or materially alter the Vessels; and

(e)	not, without the prior written consent of the Lender, submit the Vessels for repairs where the estimated repair cost is expected to exceed USD 1,000,000.

23.5	Inspections and class records

(a)
The Borrowers shall procure that the Lender's surveyor at the Borrowers' cost, is permitted to inspect the condition of the Vessels once a year, if so requested by the Lender, provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrowers shall instruct the classification society to give the Lender access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Lender may require. The Lender shall also be granted electronic access to class records.

23.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessels and to supply or to cause to be supplied to the Lender copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Lender, however such requests are limited to once a year.

23.7	Notification of certain events

The Borrowers shall immediately notify the Lender of:

(a)	any accident to any Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of such Vessel;

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on a Vessel, their Earnings or the Insurances;

(d)	any occurrence as a result of which any Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)
the details of any claim, inquiry, action, suit, proceeding or investigation pursuant to Sanctions against it, or any of its direct or indirect owners, Subsidiaries, and any of its respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken to answer or oppose such;

(f)	any of its direct or indirect owners, Subsidiaries, or any of its directors, officers, employees, agents or representatives becoming a Restricted Person; and

(g)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrowers or the Technical Manager or otherwise in connection with the Vessels.

23.8	Operation of the Vessels

(a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and shall not, without the prior written consent of the Lender (which shall not be unreasonably withheld), change or allow the change of the technical management of the Vessels.

(b)	The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a manager’s undertaking in such form as the Lender reasonably may require.

(c)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, all Sanctions, the laws of the Approved Ship Registry, the Bareboat Registry, the United States Oil Pollution Act of 1990 and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Lender.

Without limitation to the generality of this Clause 23.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) of 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessels shall not under any circumstances carry any nuclear waste/material.

23.9	ISM Code compliance

The Borrowers shall, and shall procure that the Technical Manager:

(a)	procure that the Vessels remains subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessels;

(c)	procure that the Technical Manager maintains a valid and current DOC;

(d)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessels or of the DOC of the Technical Manager; and

(e)
immediately notify the Lender in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

23.10	Environmental compliance

(a)
The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessels.

(b)	The Borrowers to procure that the Vessels have a "Green Passport" or an equivalent document acceptable to the Lender, being a document listing all potential hazardous material on board each Vessel.

(c)	The Borrowers to procure a safe, sustainable and socially and environmentally responsible dismantling of the Vessels if they are taken out of service.

(d)
The Lender is a Green Award incentive provider and, as long as it is a Green Award incentive provider, the Lender reimburses twenty five (25) % of annual Green Award fees and Green Award audit fees incurred by the Borrowers in respect of the Vessels provided the Vessels are Green Award certified. The Borrowers are aware that such reimbursement is subject to the Lender being a Green Award incentive provider, and should the Lender for any reason whatsoever cease to be a Green Award incentive provider such reimbursement will no longer be provided.

23.11	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after thirty (30) calendar days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering

The Borrowers shall not, without the prior written consent of the Lender:

(a)	let any Vessel on bareboat charter for any period (except on the Bareboat Charters and the Sub-Bareboat Charters);

(b)	enter into any other agreement related to the chartering and operation of a Vessel exceeding twelve (12) months; or

(c)	terminate, cancel, amend or supplement any Charterparty with a duration exceeding twelve (12) months, nor assign such Charterparty or other contract of employment to any other person.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.15 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), and Clauses 24.3 – 24.15), provided that if such non-compliance is, in the opinion of the Lender, capable of remedy:

(a)	the Lender notifies the Borrowers of such non‑compliance; and

(b)	such non‑compliance remains unremedied for a period of 30 calendar days.

For the avoidance of doubt, a breach of Clause 22.16 (Sanctions), Clause 23.2 (Insurance - Vessels), Clause 23.3 (Flag, name and registry) and Clause 23.4 (Classification and repairs) are not capable of remedy, and no additional remedy period shall apply to Clause 23.11 (Arrest).

24.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.4	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.4 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 100,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor.

24.5	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

24.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.6 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.7	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.

24.8	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Document are not (subject to any legal reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender or the Hedging Bank) to be ineffective.

24.9	Repudiation

(a)	An Obligor or the Bareboat Charterer repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

(b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.

24.10	Material adverse change

Any event or series of events occur which, in the opinion of the Lender, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

24.11	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.

24.12	Insurances

Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.

24.13	Litigation

Any of the Obligors is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

24.14	Breach of the terms of a Hedging Agreement

Any occurrence with respect to the Borrowers and/or its Credit Support Provider(s) (as defined in the Hedging Agreements) as, if applicable, set out in any Hedging Agreement Section 5(a) (Events of Default) or Section 5(b) (Termination Events) except for any Additional Termination Event due to any ordinary, voluntary or mandatory prepayment in accordance with Clauses 6 (Repayment) and 7 (Prepayment and cancellation) of this Agreement.

24.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrowers:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)
declare that all or part of a Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of a Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
 CHANGES TO PARTIES

25.	CHANGES TO THE LENDER

25.1	Assignments and transfers by the Lender

The Lender may assign and transfer any of its rights and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"), provided that no assignment or transfer can be made to an Obligor or any of their Affiliates.

The Lender shall notify the Borrowers of any proposed assignment or transfer, unless an Event of Default has occurred.

The consent of the Borrowers is required for an assignment or transfer by the Lender, unless the assignment or transfer is:

(a)	to an Affiliate of the Lender;

(b)	to a reputable shipping bank which has a minimum rating of "BBB" at S&P or "Baa" at Moody's; or

(c)	made at a time when an Event of Default is continuing.

The consent of the Borrowers to an assignment or a transfer must not be unreasonably withheld or delayed. The Borrowers shall be deemed to have given their consent ten (10) Business Days after the Lender has requested it unless consent is expressly refused by the Borrowers within that time.

25.2	Securitisation

The Lender may include a Loan in a securitisation or similar transaction without the consent of, or any consultation with the Obligors. The Lender shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Lender as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

(a)	Keep bank accounts where requested by the Lender and procure that the Earnings are paid to any such account; and

(b)	Procure that the Insurances according to Clause 23.2 (Insurance – Vessels) are placed with insurers of the requisite rating;

provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.

25.3	Security over Lender's rights

In addition to the other rights provided in this Clause 25 (Changes to the Lender), the Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of the Lender, including, without limitation any charge, assignment or other Security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security shall:

(a)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
 THE SECURITY TRUSTEE, LENDER AND HEDGING BANK

27.	ROLE OF THE SECURITY TRUSTEE

27.1	Appointment of the Security Trustee

(a)
Each of the Lender and the Hedging Bank appoints the Security Trustee to act as its security trustee for the purpose of the Security Documents, including as mortgagee under the Mortgages, and the Security Trustee hereby accepts such appointment for such purpose.

(b)
Each of the Lender and the Hedging Bank authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Rights and discretions of the Security Trustee

(a)	The Security Trustee may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(c)	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.

(d)	The Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(e)
Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(f)
The Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Security Trustee in accordance with any instructions given to it by the Lender (or, if so instructed by the Lender, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lender.

(g)	Any instructions given by the Lender to the Security Trustee in respect of the Finance Documents will be binding on the Hedging Bank.

(h)
The Security Trustee, and any officer, employee or agent of the Security Trustee, will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

28.	CONDUCT OF BUSINESS BY THE SECURITY TRUSTEE, THE LENDER OR THE HEDGING BANK

No provision of this Agreement will:

(a)	interfere with the right of the Security Trustee, the Lender or the Hedging Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Security Trustee, the Lender or the Hedging Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Security Trustee, the Lender or the Hedging Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11
 ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Lender

(a)
On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Lender specifies.

29.2	Distributions by the Security Trustee

Each payment received by the Security Trustee under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Security Trustee as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account with such bank as that Party may notify to the Security trustee by not less than five (5) Business Days' notice.

29.3	Distributions to an Obligor

The Security Trustee and the Lender may (with the consent of the relevant Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)
Where a sum is to be paid to the Security Trustee or the Lender under the Finance Documents for another Party, the Security Trustee or the Lender (as the case may be) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Security Trustee or the Lender pays an amount to another Party and it proves to be the case that the Security Trustee or the Lender (as the case may be) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Security Trustee or the Lender shall on demand refund the same to the Security Trustee or the Lender (as the case may be) together with interest on that amount from the date of payment to the date of receipt by the Security Trustee or the Lender, calculated by the Security Trustee or the Lender to reflect its cost of funds.

29.5	Partial payments

(a)
If the Security Trustee and/or the Lender receive a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Security Trustee and/or the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Security Trustee and/or the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and

(v)	fifthly, in or towards any periodic payments and any other amounts due but unpaid under any Hedging Agreement.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

29.6	No set-off by Borrowers and Guarantor

All payments to be made by the Borrowers or the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.	SET-OFF

(a)
The Lender may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured or un-matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Each Borrower and Guarantor hereby agrees and accepts that this Clause 30 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrowers and the Guarantor;

c/o DHT Management AS
Haakon VII's gate 1
P.O. Box 2039 Vika
0125 Oslo
 Norway

(b)	in the case of the Security Trustee and Lender, that identified with its name below,

ABN AMRO Bank N.V., Oslo Branch
Olav Vs gate 5
0161 Oslo
Norway

Att: Hans Jacob Nørregaard/Henrik Rese Bredesen Email: hans.jacob.norregaard@no.abnamro.com / henrik.rese.bredesen@no.abnamro.com.

or any substitute address or fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender or the Security Trustee, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the relevant Obligors and any such amendment or waiver will be binding on all Parties.

(b)
An amendment or waiver which relates to the rights or obligations of the Hedging Bank (each in its capacity as such) may not be effected without the consent of the Hedging Bank, except as set out in Clause 27.2 (f) (Rights and discretions of the Security Trustee).

36.	CONFIDENTIALITY

36.1	Confidential information

Each of the Lender and the Security Trustee agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

The Lender and the Security Trustee may disclose:

(a)
to any of its Affiliates and related funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as the Lender and/or the Security Trustee shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, related funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person's Affiliates, related funds, representatives and professional advisers;

(iii)
appointed by the Lender or the Security Trustee or by a person to whom sub-paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender or the Security Trustee charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.3 (Security over Lender's rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as the Lender or the Security Trustee shall consider appropriate if:

(A)
in relation to sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)
in relation to sub-paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the Security Trustee, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or the Security Trustee or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the Lender or the Security Trustee;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	as set out in Clause 25.2 (Securitisation) of this Agreement.

36.3	Disclosure to numbering service providers

(a)
The Lender and the Security Trustee may disclose to any national or international numbering service provider appointed by the Lender or the Security Trustee to provide identification numbering services in respect of this Agreement, the Facility and/or the Obligors the following information:

(i)	name of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	date of each amendment and restatement of this Agreement;

(vi)	amount of Total Commitments;

(vii)	currencies of the Facility;

(viii)	type of Facility;

(ix)	ranking of Facility;

(x)	the Maturity Date;

(xi)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (x) above; and

(xii)	such other information agreed between the Lender or the Security Trustee and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors represent that none of the information set out in sub-paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

36.4	Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender and the Security Trustee under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

The Lender and the Security Trustee acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lender and the Security Trustee undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure

Each of the Lender and the Security Trustee agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(ii) of Clause 36.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).

36.7	Continuing obligations

The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender and the Security Trustee for a period of twelve (12) months from the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

37.1	Confidentiality and disclosure

(a)
The Lender and each Obligor agree to keep each Funding Rate (and, in the case of the Lender, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)
The Lender may disclose any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender and the relevant Reference Bank.

(c)	The Lender may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender or Reference Bank, as the case may be.

37.2	Related obligations

(a)
Each Obligor acknowledges that each Funding Rate and each Reference Bank Quotation is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate or any Reference Bank Quotation for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations)

37.3	No Event of Default

No Event of Default will occur under Clause 24 (Events of Default) by reason only of an Obligor's failure to comply with this Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations).

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	CONFLICT

39.1	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

39.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12
 GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement is governed by Norwegian law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)
The courts of Norway, the venue to be Oslo District Court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 41.1 (Jurisdiction) is for the benefit of the Lender, the Security Trustee and the Hedging Bank only. As a result, none of the Lender, the Security Trustee and the Hedging Bank shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender, the Security Trustee and the Hedging Bank may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower and Guarantor:

(a)
irrevocably appoints DHT Management AS, Haakon VII's gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Borrower and/or Guarantor of the process will not invalidate the proceedings concerned.

If any process agent appointed shall cease to exist for any reason where process may be served, each Borrower or Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Lender thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions Precedent

1.	Relating to each Obligor

(a)	Certified copies of the constitutional documents of the relevant company (unless already provided);

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing (unless already provided);

(c)	A certified copy of a resolution of the board of directors, and shareholders if required by the Lender, of the relevant company:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Hedging Agreement to which it is a party;

(i)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(ii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Lender);

(f)	A copy of the Original Financial Statements of the Guarantor;

(g)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Mortgages;

(b)	Any Hedging Agreement;

(c)	The Assignment Agreements;

(d)	A Notice of Assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(e)	A Notice of Assignment of Earnings and acknowledgement thereof;

(f)	The Pledges of Earnings Accounts (if not included in the Assignment Agreements);

(g)	any Intra Group Loans Assignment Agreements;

(h)	the Pledges of Shares, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director; and

(i)	any Deeds of Assignment and the notices and acknowledgements required thereunder.

(All Finance Documents to be delivered in original).

4.	Documents relating to the Vessels

(a)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessels in accordance with Clause 23.2 (Insurance - Vessels), and evidencing that the Security Trustee's Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(b)
A certified copy of any Charterparty including the Bareboat Charters and the Sub-Bareboat Charters (which shall both be in form and substance satisfactory to the Security Trustee (on behalf of the Lender and the Hedging Bank);

(c)	A copy of the current DOC;

(d)	A copy of any Technical Management Agreement;

(e)	A copy of any Commercial Management Agreement;

(f)
A certified copy of updated confirmations of class (or equivalent) in respect of the Vessels from the relevant classification society, confirming that the Vessels are classed in accordance with Clause 23.4 (Classification and repairs), free of overdue recommendations affecting class;

(g)	A copy of the Vessels' current SMC;

(h)	A copy of the Vessels' ISSC;

(i)	Evidence of Green Passport (as described in Clause 23.10 (Environmental compliance)); and

(j)	Updated valuation certificates from one Approved Broker in respect of the Vessels issued no more than thirty (30) days prior to the relevant Utilisation Date.

(k)
Evidence (by way of transcript of registry) that the Vessels are registered in the name of the relevant Borrower in an Approved Ship Registry (acceptable to the Lender) and bareboat registered in the Bareboat Registry, that the Mortgages relating thereto (including in the Bareboat Registry) have been, or will in connection with the first Utilisation be, executed and recorded with their intended first priority against the Vessels and that no other encumbrances, maritime liens or mortgages are registered against the Vessels.

5.	Legal opinions

The following documents to be received by the Lender latest on the first Utilisation Date:

(a)	If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Lender in the relevant jurisdiction;

(b)
If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Lender in the relevant jurisdiction; and

(c)	Any such other favourable legal opinions in form and substance satisfactory to the Lender from lawyers appointed by the Lender on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

(d)
A favourable opinion from the Lender's insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Lender and that the underwriters are acceptable to the Lender;

(e)	An original Compliance Certificate confirming that the Borrowers and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

(f)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees), Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date;

(g)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Borrowers under the Finance Documents and any Hedging Agreements;

(h)	Manager’s undertakings from the Technical Manager and the Commercial Manager in such form as the Lender may reasonably require;

(i)	The Letter of Undertaking; and

(j)	Any other documents as reasonably requested by the Lender, hereunder any additional documentation required for the Lender to comply with their Know Your Customer requirements.

SCHEDULE 2

Form of Utilisation Request

From:            Samco Eta Ltd. and Samco Delta Ltd.

To:            ABN AMRO Bank N.V. Oslo Branch

Dated:

Dear Sirs

Samco Eta Ltd. and Samco Delta Ltd. – up to USD 50,000,000 Senior Secured Revolving Loan Facility Agreement

dated 1 November 2016 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount: Interest Period:	[ ] or, if less, the Available Commitment [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
 Samco Eta Ltd.

…………………………………
authorised signatory for
 Samco Delta Ltd.

SCHEDULE 3

Form of Compliance Certificate

To:            ABN AMRO Bank N.V. Oslo Branch

From: DHT Holdings, Inc,, Samco Eta Ltd. and Samco Delta Ltd.

Dated:

Dear Sirs

Samco Eta Ltd. and Samco Delta Ltd.  – up to USD 50,000,000 Senior Secured Revolving Loan Facility Agreement
 dated 1 November 2016 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 21.1 (Financial covenants – the Guarantor)):

              a)              Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 200,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25 % of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth* USD…………….
Value Adjusted Total Assets*             USD.……...…….

In Compliance                                    Yes/No
*) as per enclosed calculations

              b)              Minimum Cash

Requirement:	The higher of USD 20,000,000 and 6 % of the Total Interest Bearing Debt

Minimum Cash*                                  USD.……………./……..%
Total Interest Bearing Debt*               USD……………../……..%
*) as per enclosed calculations

In Compliance                                     Yes/No

              c)              Working Capital

Requirement:                                       Positive

Current Assets                                     USD……………., less
Current Debt                                        USD…………….

In Compliance                                     Yes/No

3.	We confirm as of [insert date] the following with regards to each Borrower (reference is made to Clause 21.2 (Financial covenants – the Borrowers)):

Working Capital
Requirement: Positive
Calculation: Current Assets less Current Debt

Borrower	Current Assets	Current Debt	In Compliance
Samco Eta Ltd.			Yes/No
Samco Delta Ltd.			Yes/No

4.	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated valuation certificates in respect of the Vessels.

Yours faithfully

.....................................

DHT Holdings, Inc.

CFO

SCHEDULE 4

Form of Valuation Certificate

To:            ABN AMRO Bank N.V. Oslo Branch

From:   Samco Eta Ltd. and Samco Delta Ltd.

Dated:

Dear Sirs,

Samco Eta Ltd. and Samco Delta Ltd.  – up to USD 50,000,000 Senior Secured Revolving Loan
Facility Agreement
 dated 1 November 2016 (the "Agreement")

1.	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

2.
We confirm that the Market Value of the Vessels are [    ] % and is thereby in compliance with Clause 7.5 (Market Value) (setting out that the Market Value shall not fall below 135%). The Market Value for the Vessels are as follows:

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:
DHT Amazon
DHT Europe

3.	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clauses 20.7 (Market Value) and Clause 7.5 (Market Value):

Yours sincerely,

For and on behalf of the Obligors:

By:
Name:
Title: [authorised signatory]
Company: DHT Holdings, Inc.

SCHEDULE 5

Schedule of Reductions

USD	2016	2017				2018				2019
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
O/S debt	50,000,000	48,674,203	47,348,406	46,022,609	44,696,812	43,371,015	42,045,218	40,719,421	39,393,624	38,067,827	36,742,030	35,416,233	34,090,436
Repayment		1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797

Cont'd	USD	2020				2021
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Balloon
	O/S debt	32,764,639	31,438,842	30,113,045	28,787,248	27,461,451	26,135,654	24,809,857	24,809,857
	Repayment	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797	1,325,797

EXECUTION PAGE

Borrower: SAMCO ETA LTD.		Borrower: SAMCO DELTA LTD.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	/s/ Eirik Ubøe	Name:	/s/ Eirik Ubøe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Guarantor: DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Name:	/s/ Eirik Ubøe
Title:	CFO

Lender: ABN AMRO BANK N.V. OSLO BRANCH		Security Trustee: ABN AMRO BANK N.V. OSLO BRANCH

By:	/s/ Tone Tafjord Seth	By:	/s/ Tone Tafjord Seth
Name:	Tone Tafjord Seth	Name:	Tone Tafjord Seth
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Hedging Bank: ABN AMRO BANK N.V.

By:	/s/ Tone Tafjord Seth
Name:	Tone Tafjord Seth
Title:	Attorney-in-fact

We hereby accept appointment as process agent for each of the Obligors pursuant to the Agreement Clause 41.2 (Service of process).

DHT MANAGEMENT AS

By:	/s/ Svein M. Harfjeld
Name:	Svein M. Harfjeld
Title:	General Manager